                                                                    EXHIBIT 12.1

                              SUNRISE MEDICAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (THOUSANDS OF DOLLARS, EXCEPT RATIOS)


                                                                                    Years Ended
                                                       ----------------------------------------------------------------------
                                                         July 2,       July 3,       June 27,      June 28,      June 30,
                                                           1999          1998          1997          1996          1995
                                                         --------      --------      --------      --------      --------
Fixed charges:
Interest expense                                           16,486        15,222        14,774        16,687        10,366
Approximate portion of rental expense
  deemed to be representative of interest                   1,252         1,190         1,060           980           843
Amortization of debt expense                                  231           184            41            98            46
                                                         --------      --------      --------      --------      --------
Total fixed charges                                        17,969        16,596        15,875        17,765        11,255
Net earnings (loss)                                         4,498       (12,010)       12,114       (40,378)       19,956
Provision for income taxes                                  3,771           208        11,363       (11,371)       14,630
                                                         --------      --------      --------      --------      --------
Earnings (loss) before income taxes
  and fixed charges                                        26,238         4,794        39,352       (33,984)       45,841
                                                         --------      --------      --------      --------      --------
                                                         --------      --------      --------      --------      --------
Ratio of earnings to fixed charges                            1.5             -           2.5             -           4.1
                                                         --------      --------      --------      --------      --------
                                                         --------      --------      --------      --------      --------


For the years ended 1998 and 1996, earnings were insufficient to cover fixed charges in the amounts of $11,802,000 and $51,749,000, respectively.